SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 10, 2007

Great Plains Ethanol, LLC

(Exact name of registrant as specified in its charter)

South Dakota	0-49779	46-0459188
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27716 462nd Ave.
Chancellor, South Dakota		57015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 647-0040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On August 10, 2007, we entered into an amended credit agreement with our primary lender, AgCountry Farm Credit Services, FLCA (“AgCountry”). See Item 2.03, the text of which is herein incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 10, 2007, we entered into an amended credit agreement with AgCountry.  The original credit agreement was entered into on July 19, 2002 and subsequently amended on September 1, 2004 and July 12, 2005. The amended agreement finances a portion of the plant’s expansion, and related improvements, from a 45 million gallon annual name-plate production facility to a 100 million gallon annual name-plate production facility (the “expansion project”). It also refinances the two existing variable/fixed-rate loans, and replaces the existing revolving loan with a new revolving loan.

The amended agreement finances a portion of the expansion project under an expansion loan in the sum of $70 million. The expansion loan is subject to a variable rate of LIBOR plus 3.0%, to be adjusted and payable monthly. We are subject to an unused commitment fee of 0.40% per year on any funds not borrowed through the required completion date of the expansion project (August 1, 2008). Upon completion of the expansion project, the loan will be converted to a term loan.  At conversion, we may elect a variable or fixed rate made available by AgCountry. Payments of principal and interest will be due quarterly beginning on July 1, 2008 with a balloon payment due at maturity on April 1, 2016.  Prepayment is subject to penalty in an amount that will result in AgCountry being made whole for any actual and imputed funding losses.

In addition, the agreement refinances our existing $26.5 million and $5 million loans into one $20 million variable rate loan.  The new loan is subject initially to a variable rate of LIBOR plus 3.0%. We have the option later to elect a fixed or adjustable rate provided by AgCountry for any borrowed amount exceeding $1 million, so long as prior written notice is provided to AgCountry. Payments of principal and interest are due quarterly with a balloon payment due at maturity on July 1, 2013.

The new revolving loan replaces the $8 million variable rate loan with a $15 million variable rate loan. The new revolving loan permits us to borrow, on a revolving basis, the difference between the unpaid principal balance and $15 million. The revolving amount reduces to $7.5 million one year prior to the loan’s maturity of July 1, 2018. The unpaid principal balance on the loan is subject to a variable rate equal to LIBOR plus 3.0%, payable monthly. The total unpaid principal balance is due at maturity.  The loan is subject to an unused commitment fee of 0.40% per year, payable quarterly.

The three loans and notes under the amended credit agreement are secured by our real property, tangible and intangible property, buildings, improvements, equipment, personal property, and contracts. In addition to standard covenants and conditions in the amended credit agreement, we are subject to certain conditions and/or covenants including: 1) a distribution limitation of, prior to substantial completion of the expansion project, not greater than 40% of net income, and, after substantial completion of the expansion project, not greater than 75% of net income, and 100% of net income so long as we achieve an owners’ equity ratio (as defined) exceeding 60% and working capital exceeding $12 million; 2) a capital expenditure limitation of $750,000 for expenditures unrelated to the expansion project prior to completion of the expansion project and $2 million after completion; 3) a minimum working capital of $5 million until completion of the expansion project, $10 million for the first year after completion, and $12 million after the second year; and 4) a current ratio of 1.20:1, the calculation of which includes the unfunded balance from the revolving loan.

We plan to file the amended credit agreement and related agreements as an exhibit with our next periodic report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ETHANOL, LLC

Dated: August 15, 2007	By:	/s/ Rick Serie
Rick Serie, Chief Executive Officer